UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 1, 2006

First Hartford Corporation
(Exact name of registrant as specified in its charter)

Maine	0-8862	01-00185800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

149 Colonial Road, Manchester, Connecticut	06040
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (860) 646-6555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Financial Obligation Matter

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet arrangement of a Registrant.

            A 75% owned subsidiary of the Company (Connelly and Partners, LLC) is the owner of a limited liability company which is a .0005% General Partner in a partnership that has acquired a 204 unit apartment complex.  The project was purchased for approximately $4,710,000 from the previous owner, plus an assumption of a $18,315,000 5.36% note from Mass Housing which is not due until January, 2024 at which time the Partnership has an option to buy the property at fair market value.  Additionally, a $4,268,813 note at zero interest payable to HUD which is not due until sale, refinancing, end of affordability or repaid from Residual Receipts Funds.

            The .999% Limited Partners are investing approximately $9,364,000 and will receive .999% of the Low Income Housing Tax Credits.  The funds will be used for a $9,398,000 rehabilitation project which will be done by EH&N Construction Company, a wholly owned subsidiary of its Company.

            The General Partner will collect a development fee of approximately $1,600,000 which could be reduced by cost overruns.

            FHRC Management Corp., a wholly owned subsidiary of the Company will manage the Property.

            Additional financing of approximately $5,700,000 will be provided by Mass Housing Finance Agency and $500,000 will be provided by the Department of Housing and Community Development, State of Massachusetts.

            The accounting treatment of the transaction has not been determined to date and is under review.

December 1, 2006

First Hartford Corporation

/s/ Stuart I. Greenwald
     Stuart I. Greenwald
     Treasurer and Secretary